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Expires March 31-2006
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SEC File Number 000-30230
CUSIP Number

United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(check one)

---  Form 10-K(SB)

---  Form 20-F

---  Form 11-K

-X-  Form 10-Q(SB)

---  Form N-SAR

For Period Ended :  September 30, 2005

---  Transition Report on Form 10-K

---  Transition Report on Form 20-F

---  Transition Report on Form 11-K

---  Transition Report on Form 10-Q

---  Transition Report on Form N-SAR

For the Transition Period Ended: -------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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PART 1 – REGISTRANT INFORMATION

Full Name of Registrant:                 RECOV Energy, Corp.

Address of Principal Executive Office:   3163 Kennedy Boulevard

City, State and Zip Code:                Jersey City, NJ 07306

PART II – RULES 12B-25(b) AND (c)

           (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

-X-        (b)  The subject annual report, semi-annual report, transition report, on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar

                day following the prescribed due date; or the subject

                quarterly report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the

                prescribed due day; and

           (c)  The accountant’s statement or other exhibit required by

                Rule 12b-25(c) has been attached if applicable.

PART III – NARRATIVE

(State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.)

The Company’s auditors have not yet completed review of the financial statements that must be filed within the Form 10QSB.  Management believes that the review will be completed within the timeframe required for a timely filing.

PART IV – OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification.

     Richard Verdiramo            201                 217-4137

     ------------------      ------------        ---------------------

     (Name)                  (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment

     Company Act of 1940 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports)

     been filed?  If the answer is no, identify report(s).

                                                           -X- Yes  --- No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          --- Yes  -X- No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                 SIGNATURE

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RECOV Energy, Corp. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Richard Verdiramo                Date: November 14, 2005

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Title: President